4.23

                    ACKNOWLEDGEMENT TO PAY HARLAN KICKHOEFER

This document is to validate that BioGentech Corp. owes me funds in return for services that have been previously provided on a consulting basis. I provided retail distribution consulting services to BioGentech.

As of this date, the outstanding balance due for my services rendered is $2,500.00. In addition, a fee in the amount of 5% has been added to the balance due based on the long term of this receivable.

This brings the total amount owed to me by BioGentech to $2,625.00


By:      /s/  Harlan Kickhoefer
         -------------------------------------

Name:    Harlan Kickhoefer

Date:    4/9/04
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Acknowledged and accepted by BioGentech Corp.

By:      /s/  Chas Radovich
         -------------------------------------
         Chas Radovich, President

Date:    4/9/04
         --------------------------------------